Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), dated as of this 29th day of January, 2008 by and between COATES INTERNATIONAL, LTD., having its principal place of business at Route #34 and Ridgewood Road, Wall Township, New Jersey 07719 (hereinafter referred to as Licensor) and WELL TO WIRE ENERGY INC., having its principal place of business at Suite 17, 1700 Varsity Estate Drive, NW, Calgary, Alberta, Canada T3B2W9 (hereinafter referred to as Licensee).

BACKGROUND

WHEREAS, Licensor owns and/or has the right to license certain Patent Rights and Technical Information (as hereinafter defined) relating to Licensed Products  (as hereinafter defined) used in the design and construction of internal combustion engines employing spherical rotary valves (the “Coates’ Spherical Rotary Valve System”);

WHEREAS, Licensor desires to grant to Licensee certain rights under such Patent Rights and Technical Information to use the Licensed Product in the Territory (as hereinafter defined).

WHEREAS, Licensee desires the right to use the Licensed Product in the Territory in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the agreements and covenants, and other good and valuable consideration, and the mutual promises of the performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

ARTICLE 1 – DEFINITIONS

In this Agreement, including the recitals:

1.1         “CSRV Valve System” shall mean a cylinder head or heads for an internal combustion engine manufactured in accordance with the Patent Rights and/or Technical Information of the Coates’ Spherical Rotary Valve System.
1.2         “CSRV Valve Seal” shall mean a valve seal for use with a CSRV Rotary Valve Sphere in the Coates Spherical Rotary Valve System.
1.3         “CSRV Rotary Valve Sphere” shall mean a spherical rotary valve used in the CSRV Valve System in accordance with the Technical Specifications.
1.4         “CSRV Components” shall mean the parts that when assembled comprise the Licensed Product.
1.5         “Coates CSRV Engine for Oil and Gas Industry and Landfills” shall mean a device consisting of an Engine linked to an electric generator for direct use in all applications including the pumping and the compression of oil or gas,  and the generation of electric power and engines powered by gas or other fuels including, but not limited to, gas produced by  or from a landfill in that industry.
1.6         “Dollars” and “$” shall mean the official currency of the Government of the United States of America in readily available funds.
1.7         “Engine” or “Engines” shall mean all internal combustion engine(s) employing the Coates Spherical Rotary Valve System.
                1.8         “Field of Use” shall mean the use of the Coates CSRV Engine System as the power source for the generation of electrical energy for the oil and gas industry and from landfills.
1.9         “Coates Engine” shall mean an internal combustion engine that employs or is comprised by one or more Coates patented components  which produces kinetic energy or electric power.
1.10       “Improvement” shall mean any improvement, change or modification to the Engines, generators, Coates Co-Generation System, the CSRV System, the CSRV Valve Seal, CSRV Components and/or CSRV Rotary Valve System, which may be developed, created or acquired by either party to this Agreement, but only to the extent that the same comes within the scope of one or more claims under the Patent Rights.
1.11       “Licensed Product” shall mean any component of an internal combustion engine that incorporates the Patent Rights and/or Technical Information in its design and manufacture incorporating the components identified in Sections 1.1, 1.2, 1.3, 1.4 and 1.5.
1.12       “Licensee” shall mean the Licensee as specified on the title page of this Agreement.
1.13       “Licensor” shall mean Licensor as specified on the title page of this Agreement.
1.14       “Patent Rights” shall mean the patents and patent applications, as listed in Appendix 1.14, and all patents which may be issued pursuant to such patent applications, together with any continuations or continuations-in-part thereof, and all patents issuing thereon or therefrom including reissues, patents of addition and any registration or configuration patents corresponding thereto.
1.15       “Regulatory Approval” shall mean, with respect to the United States of America, all governmental approvals necessary for Licensee to use the Licensed Product in that country.
1.16       “Regulatory Authority” shall mean, with respect to the United States of America the governmental authority responsible for granting Regulatory Approval.
1.17       “Technical Information” shall mean all information imparted by Licensor to Licensee, together with all proprietary information, trade secrets, skills and experience, recorded and unrecorded, accumulated from time to time and during the term of this Agreement, relating to a Licensed Product and all designs, drawings, specifications and the like, owned by Licensor, insofar as the same relate to a Licensed Product.
1.18       “Technical Specifications” shall mean the specifications and performance parameters developed by Licensor for the Licensed Product.
1.19       “Territory” shall mean the United States of America.

ARTICLE II – LICENSE GRANTED

2.1	LICENSE GRANTED TO LICENSEE

 Subject to the terms and conditions set forth herein, the Licensor hereby grants an exclusive license to use, sell and lease Licensed Products, manufactured by Licensor or sold and supplied exclusively by Licensor to Licensee, falling within the scope of the Patent Rights and/or Technical Information, within the Territory and with respect to the Field of Use.  The Licensee shall be prohibited from manufacturing the Coates CSRV Engine Systems or the components thereof for any use.  As a condition for this License, the Licensee must purchase internal combustion engines incorporating the CSRV Valve System, the Coates Engines and all component parts from the Licensor or its designee and from no other person or entity.  The Licensee must purchase at least one hundred and twenty (120) internal combustion engines incorporating the CSRV Valve System, the Coates Engines and all component parts from the Licensor during each calendar year during the term of the License; if Licensee does not do so, the License granted pursuant to this Agreement shall automatically become non-exclusive.

2.2	LIMITATION OF LICENSE GRANTED

Licensee shall have the right to sell, use and lease, the Licensed Product or components of the Licensed Product, and/or Technical Information for itself and its customers.

2.3	IMPROVEMENTS

If Licensee has heretofore brought about or shall hereafter during the term of this Agreement or within two (2) years after the expiration of this Agreement bring about any Improvement on the licensed product, Licensee shall promptly disclose such Improvement to Licensor.  If such Improvement is approved for a patent, Licensor shall have the first option within the time prescribed by law to file a patent application thereon in Licensor’s name.  The expense of filing, securing and maintaining patent protection on such Improvements shall be borne by Licensor and the Licensee will have a royalty free license to use each such Improvement.  If Licensor shall elect not to file any such patent application, then Licensee shall have the option to do so in its own name and at its own expense.

If Licensee obtains a patent for an Improvement, Licensee shall grant and hereby grants to Licensor an exclusive, royalty-free license together with the right to grant sublicenses to other licensees under each of said patent applications and any patents issuing as set forth in this Section.

2.4	PATENT MARKINGS

Licensee shall not alter, remove, obscure or cover patent markings or any other writing or printed words identifying Licensor as owner of the pertinent patents and/or patent applications.

2.5	FIRST REFUSAL

If Licensor or the Coates Trust, in its sole discretion, decides to offer for sale a worldwide license to use the Licensed Product and the Licensor negotiates an offer from a third party to purchase such right, before executing a license agreement with that third party, Licensor and the Coates Trust shall first offer to Licensee that right to the license upon terms no less favorable than the Licensor was willing to accept from that third party for use in the oil and , gas , and industry and in relation to landfills.  The Licensee shall have ninety (90) days from receipt of written notice from the Licensor to exercise that right in writing and to agree to indemnify and hold harmless the Licensor from, and against, any and all losses, liabilities, damages and costs (including attorney’s fees) incurred by Licensor as a result of the Licensor foregoing the licensing relationship with that third party.

ARTICLE III – TECHNICAL COOPERATION AND APPROVALS

3.1	TECHNICAL COOPERATION

Upon request by Licensee, Licensor shall furnish to Licensee technical assistance. Such technical assistance will be provided under the terms of a separate engineering contract.

3.2	REGULATORY APPROVALS

For the full term of this Agreement, Licensee assumes complete responsibility, at Licensee’s sole cost and expense, for obtaining Regulatory Approval, where required, from each Regulatory Authority, for the use of Licensed Products.

Licensor agrees to provide Licensee with all reasonable assistance and cooperation in the preparation and submission of any application for Regulatory Approval.

ARTICLE IV – CONFIDENTIAL INFORMATION

4.1	Licensee shall use all Technical Information and Technical Specifications obtained heretofore or hereafter from Licensor for the sole purpose of using Licensed Product under this Agreement.

4.2
Licensee shall hold in confidence any and all Technical Information and Technical Specifications disclosed, directly or indirectly, to Licensee by Licensor under this Agreement except that such obligation does not extend to: (a) Technical Information and Technical Specifications which at the time of disclosure are in the public domain; (b) Technical Information and Technical Specifications which after disclosure is published or otherwise becomes part of the public domain through no fault of the Licensee (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); (c) Technical Information which Licensee can prove was in its possession (as evidenced by Licensee’s written records) at the time of the disclosure and was not acquired, directly or indirectly from Licensor or from a third party under an obligation of confidence; and (d) Technical Information and Technical Specifications which Licensee can prove was received by it (as evidenced by Licensee’s written records) after the time of disclosure hereunder from a third party who did not require Licensee to hold it in confidence and who did not acquire it, directly or indirectly, from Licensor under an obligation of confidence.

4.3
Licensee shall, upon request by Licensor, obtain from its officers, employees, agents and other persons having access to Confidential Information, a duly binding agreement to maintain such information in confidence, each such agreement must be in a form reasonably acceptable to Licensor.

ARTICLE V – PAYMENTS

5.1	LICENSING FEE

In consideration of the rights granted hereunder, Licensee shall pay the Licensor a Licensing Fee of Fifty Million Dollars ($50,000,000.00) in accordance with the following payment schedule:

(a)	A Non-Refundable Deposit of $1,000,000.00 on execution of this Agreement.
(b)	Any and all previous License payments owed to Coates International, Ltd., including the costs of research and development (“R&D”) shall be paid in full, as a precondition to the execution of this Agreement.
(c)	The balance of the Licensing Fee, after credit for the non-refundable deposit, of $49,000,000.00 (the “Balance”) shall be payable on a quarter yearly basis in an amount equal to five percent (5%) of the Licensee’s net profits over the next five (5) years, with the first such quarter yearly payment being due and payable 180 days from the delivery date referred to in 5.3B below. If Licensee does a stock offering or private placement of $100,000,000.00 or more, Licensee must pay Licensor the Licensing Fee in full. If Licensee does an offering less than $25,000,000.00, Licensor will be paid 20% of the said offering, as a partial payment on the License. The Balance must be paid in full on or before February 28, 2012.
(d)	Licensee must pay all costs of Prototype, R&D and the Canadian License balance owed to Coates and amounting to a total of $9,500,000.00 USD as a precondition to the execution of this Agreement.

5.2	ROYALTIES

Under the terms of this License, wherein Licensee is licensed to use, sell and lease the Licensed Product set forth herein, Licensee shall pay as royalties to Licensor 2.5% of the modified net profit (defined as sales less cost of sales plus $400,000), which the Licensee derives from all sources which use the Licensed Product including all use of the Licensed Product by Licensee or its subsidiaries or affiliates.

5.3	ENGINE AND COMPONENT PAYMENT
(a)
Licensee shall buy all  systems, engines and components referenced in 1.1, 1.2, 1.3, 1.4 and 1.5including the engine referenced in Section 5.3B, from Licensor or from a licensee duly licensed by Licensor to manufacture engines, systems and components.  Prices to Licensee shall be mutually agreed upon by Licensor and Licensee and set forth in a separate agreement.

(b)	The third prototype will be collected by Licensee at its earliest convenience, and at its sole expense, but no later than April 30, 2008.

ARTICLE VI – PATENT ENFORCEMENT

6.1	shall immediately inform Licensor of any actual or potential infringement of the Patent Rights by Licensee or any third party which may come to Licensee’s attention. It shall be the responsibility of Licensor at its own expense and solely at Licensor’s discretion (which it shall not be obligated to exercise) to terminate any such potential actual infringement of any of the Patent Rights. If Licensor shall elect not to pursue such third party, Licensee, may at its sole cost and expense, and with Licensor’s approval, take such action to terminate such infringement and Licensor agrees to cooperate with Licensee.

ARTICLE VII – REPRESENTATIONS

7.1	Licensor represents and warrants as follows:

(a)
All Technical Information delivered prior to the date of execution hereof has been, and all Technical Information delivered hereafter will be, to the best of Licensor’s knowledge, substantially accurate and complete with respect to material matters.

(b)	Licensor is the rightful owner of the Patent Rights and has the exclusive right to license all of the Patent Rights.

(c)
Licensor has the power and authority to execute, deliver and perform its obligations under this Agreement, and neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.

(d)	Licensor is a duly organized, validly existing corporation of the State of Delaware and the corporate charter of the Licensor has never been revoked or suspended.

7.2	Licensee represents and warrants as follows:

(a)	Licensee is a duly organized, validly existing corporation in the Country of Canada and the corporate charter of the Licensee has never been revoked or suspended.

(b)
Licensee has the power and authority to execute, deliver and perform its obligations under this Agreement, and neither the execution nor delivery of this Agreement and the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.

(c)	Licensee has the financial capability to pay the consideration that is required by Article V.

7.3	OBLIGATIONS OF LICENSEE – Licensee will use its best efforts to:

(a)	Execute all such tasks as may be necessary to bring about the speedy use of Licensed Products consistent with good business practice and the terms of this Agreement; and

(b)	Ensure that all steps within its power are undertaken with all reasonable speed to ensure that Licensed Products comply with relevant governmental regulations in the Field of Use in the Territory.

7.4	LIMITATION OF LICENSOR’S WARRANTIES

(a)
Nothing contained in this Agreement shall be construed as a warranty or representation by Licensor as to the validity or scope of any patent included in the Patent Rights.  Furthermore, no warranty or representation is made by Licensor that the use by Licensee of Licensed Products will be free of infringement of any patent or other rights of persons not a party hereto.  Licensor shall not be obliged to defend, indemnify or hold Licensee harmless against suit, claim, demand or action based on actual or alleged infringement of any patent or other rights belonging to a person or entity not a party to this Agreement.  Any such suit claim, demand or action based on actual or alleged infringement by Licensee shall not relieve Licensee from the performance of its obligations hereunder.

(b)
Licensor makes no representations, extends no warranties of any kind, expressed or implied, and assumes no responsibility whatever with respect to the use by Licensee or its vendors of products incorporating, or made by use of, Licensed Products, Patent Rights and/or Technical Information furnished under this Agreement.

7.5	INDEMNIFICATION BY LICENSEE AND INSURANCE– Licensee shall indemnify and hold Licensor harmless from and against any and all expenses including costs and attorney’s fees, claims, demands, liabilities or money judgments for death or bodily injury arising from the use of the Licensed Product by Licensee and shall defend (including paying all legal fees and expenses) Licensor against all such claims and actions. Licensee shall give Licensor notice as soon as practicable of any claim or action to which the foregoing provisions apply. Licensor shall have the right, but not the obligation, to participate in any compromise, settlement or defense of any such claim or action.

7.6	MUTUAL INDEMNITIES

Each of the parties hereto shall indemnify and save harmless the other of, from and against any losses, damages and costs (including legal fees and expenses) which the other may suffer or incur by reason of a breach of this Agreement.

7.7	INSURANCE

Licensee shall provide insurance coverage in the amount, from a carrier licensed to provide insurance in the State of New Jersey, which is also licensed to provide insurance in each state that comprises the Territory and with the coverage (including, but not limited to, general liability, all risk and products liability, together with an umbrella policy with a minimum of $10,000,000.00) that is acceptable to Licensor, naming Licensor as an insured party and providing that no such insurance coverage may be cancelled without first providing thirty (30) days advanced written notice to Licensor with the right of reinstatement or continuation.  Within twenty (20) days of the date on which this Agreement is executed by the parties, and on each yearly anniversary date thereafter during the term of this Agreement, Licensee shall provide Licensor with a Certificate of Insurance evidencing the insurance coverage required by this Section 7.7.

ARTICLE VIII – DURATION AND TERMINATION

8.1
Subject to the provisions of Section 8.4 hereof, all rights and obligations under this Agreement shall expire upon the expiration of the last to expire of the patents that comprise the  Patent Rights, any extensions thereof and any Improvement Patents added thereto.

8.2
If either Licensee or the Licensor commits a material breach of any provision of this Agreement, and such breach is not cured within thirty (30) days after the date on which notice of a breach is sent to the breaching party, the non-breaching party shall have the right to terminate this Agreement, except that if the breach is related to the failure of Licensee to pay any sum that is due to Licensor and such breach is not cured within thirty (30) days of the date on which payment was due, then Licensor shall have the right, without notice to Licensee, to terminate this Agreement.

8.3	This Agreement shall terminate effective immediately upon:

(a)	The filing by Licensee of an involuntary petition in bankruptcy, the entry of a decree or order by a court or agency or supervisory authority have jurisdiction in the premises for the appointment of a conservatory, receiver, trustee in bankruptcy or liquidation for Licensee in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings, or the winding up or liquidation of its affairs, and the continuance of any such petition, decree or order undismissed or unstated and in effect for a period of sixty (60) consecutive days; or

(b)
The consent by Licensee to the appointment of a conservator, receiver, trustee in bankruptcy or liquidation in any solvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings of or relating to Licensees, or relating to substantially all of its property, or if Licensee shall admit in writing, its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, reorganization, or bankruptcy statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

8.4
Termination shall not release either Licensee or Licensor from any obligation arising prior to such termination or any requirement pursuant to Article IV and Sections 7.3, 7.5, 7.6, 7.7 and 17.2 of this Agreement.

8.5	In the event of any termination of this Agreement, other than because of Licensee’s default, Licensee shall be entitled to use Licensed Products for which commitments to customers have been made at the time of such termination

8.6	Any termination of this Agreement shall be without prejudice as to any obligation of either party to the other accruing prior to or at such termination. Applicable royalties shall be payable under Section 5.2 of Article V with respect to income from the use of all Licensed Products which were manufactured or were in the course of being manufactured prior to such termination or for which Licensee had accepted orders prior to such termination.

ARTICLE IX – WAIVER

9.1
No provision of this Agreement shall be deemed to have been modified by any act of either party, its agents or employees, or by the failure to object to any act of the other party which may be inconsistent herewith, or otherwise, except by a subsequent agreement in writing, signed by both parties.  No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

ARTICLE X – LIMITATIONS OF RIGHTS AND AUTHORITY

10.1
No right or title whatsoever in the Patent Rights or Technical Information is granted by Licensor to Licensee, or shall be taken or assumed by Licensee, except as is specifically set forth or granted in this Agreement.

10.2	Neither party shall in any respect whatsoever be taken to be the partner, agent or representative of the other party and neither party shall have any authority to assume any obligation for the other party or to commit or bind the other party in any way.

10.3	Neither party shall at any time heretofore or hereafter publicly state or imply that the terms and conditions specified herein, or that the relationships between Licensor and Licensee, are in any way different from those specifically set forth in this Agreement. If requested by one party, the other party shall promptly supply copies of all public statements and of all promotional material relating to this Agreement and to Licensed Products.

ARTICLE XI – FORCE MAJEURE

11.1
A party shall not be liable for failure to perform or delay in performing obligations set forth in this Agreement and Licensor shall not be deemed in breach of its obligations, if, to the extent and for so long as such failure or delay or breach is due to natural disaster or any cause reasonably beyond the control of that party.  If a party desires to invoke this Article it shall notify the other promptly of such desire and shall use reasonable efforts to resume performance of its obligations as soon as is reasonably possible.  However, if performance by a party becomes impossible for more than twelve (12) consecutive months by reason thereof, this Agreement may be terminated upon either party giving thirty (30) days’ written notice.

ARTICLE VII – INJUNCTIVE RELIEF FOR BREACH:
SEVERABILITY AND ENFORCEABILITY

12.1
The parties agree that a party may not be adequately compensated by damages at law for a breach or threatened breach by the other party of any of the provisions of this Agreement, and that the other party shall be entitled to injunctive relief and specific performance in connection therewith in addition to all other remedies.

12.2
Each of the covenants contained in this Agreement shall be construed as separate covenants, and if any court shall finally determine that any such covenants are too broad as to the area, activity, or time set forth therein, said area, activity or time shall be deemed reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time, without limiting the scope or enforceability of the remaining provisions of those sections.

12.3
If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such an event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that judicial decision, but this Agreement, in all other respects, will remain in force.

12.4
It is specifically agreed that no provision that in any manner violates the anti-trust laws of the United States of America as now or hereafter enacted or construed, is intended to be or will be considered to be incorporated into this Agreement or will be binding upon the parties.

ARTICLE XIII – LIMITATIONS OF ASSIGNMENT OF LICENSEE

13.1	The rights, duties and privileges of the parties hereunder shall not be transferred or assigned, either in whole or in part by Licensee.

ARTICLE XIV – GOVERNING LAW

14.1
This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States of America as to patents only and in all other respects with the laws of the State of New Jersey.  Each party hereby submits to the jurisdiction of the state or federal courts in the State of New Jersey in the event of any claims arising under this Agreement.

ARTICLE XV – ENTIRE AGREEMENT

15.1
This Agreement sets forth the entire agreement and understanding by and between Licensor and Licensee as to the subject matter hereof and it supersedes all documents, verbal consents and understandings made before the execution of this Agreement and none of the terms of this Agreement shall be amended or modified except in a written document signed by Licensor and Licensee.

15.2	In the event of an inconsistency between any of the terms of this Agreement and any translation thereof into another language, the English language version shall control.

15.3	Should any portion of this Agreement be declared null and void, the remainder of this Agreement shall remain in full force and effect.

ARTICLE XVI – NOTICES

16.1
Any notice, consent or approval required under this Agreement shall be in English and in writing, and shall be delivered to the following addresses (a) personally by hand, (b) by certified mail, postage prepaid, with return receipt requested, or (c) by telefax, confirmed by certified mail.

If to the Licensor:
Coates International, Ltd.
2100 Highway 34 & Ridgewood Road
Wall Township, NJ 07719-9738

Att:  George J. Coates

With a copy to:

William J. Wolf, Esq.
Bathgate, Wegener & Wolf, P.C.
One Airport Road
Lakewood, NJ 08701

If to Licensee:

WELL to WIRE Energy Inc.
Suite 17, 1700 Varsity Estate Drive, NW
Calgary, Alberta, Canada T3B 2W9

All notices shall be deemed effective upon the date delivered.  If either party desires to change the address to which notice is sent to such party, it shall so notify the other party in writing in accordance with the foregoing.

ARTICLE XVII - MISCELLANEOUS

17.1	HEADINGS AND REFERENCES

Headings in this Agreement are included herein for ease of reference only and have no legal effect.  References herein to Sections or Attachments are to Sections and Attachments to this Agreement, unless expressly stated otherwise.

17.2	RESTRICTION ON DISCLOSURE OF TERMS AND PROVISIONS

(a)
This Agreement shall be distributed solely to:  (i) those personnel of Licensor and Licensee who shall have a need to know its contents; (ii) those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement, (iii) those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Licensor to place or maintain or secure benefits under policies of insurance; or (iv) as may be required by law, regulation or judicial order.

(b)
 In the event disclosure is required by law, regulation or judicial order, the disclosing party shall request that any disclosure be kept secret and shall attempt to minimize disclosure of the financial terms of this Agreement.  Any party may publicly announce the existence of this Agreement, the manner in which the parties shall operate, and the areas of responsibility of each party.  Except as legally required, no party may disclose the amount of payments or royalty rates without the consent of the other party.  The parties will consult with each other prior to any press release relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written in duplicate by their duly-authorized representatives.

ATTEST:	COATES INTERNATIONAL, LTD.

	By:	/s/ George J. Coates
GEORGE J. COATES
President

ATTEST:	WELL TO WIRE ENERGY INC.

	By:	/s/Bryan Campbell
BRYAN CAMPBELL
President